Pricing Supplement No. 2019—USNCH1977 to Product Supplement No. EA-04-06 dated April 7, 2017,

Underlying Supplement No. 7 dated July 16, 2018, Prospectus Supplement and Prospectus each dated April 7, 2017

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-216372 and 333-216372-01

Dated February 26, 2019

Citigroup Global Markets Holdings Inc. $3,642,500 Floating Rate Trigger Callable Contingent Yield Notes (with quarterly coupon observation)

Linked to the Least Performing of the S&P 500® Index, the Nasdaq-100 Index® and the MSCI Emerging Markets® Index Due February 28, 2029

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description
The Floating Rate Trigger Callable Contingent Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the least performing of the S&P 500® Index, the Nasdaq-100 Index® and the MSCI Emerging Markets® Index (each, an “underlying”). The notes will pay a contingent coupon on each quarterly coupon payment date if, and only if, the closing levels of all the underlyings on the immediately preceding quarterly valuation date are greater than or equal to their respective coupon barriers. If a contingent coupon is payable on a quarterly coupon payment date, it will be paid at a variable rate equal to 3-month U.S. dollar LIBOR on the immediately preceding coupon determination date plus a spread of 3.95%, subject to the minimum interest rate of 0.00%. If the closing level of any underlying on a quarterly valuation date is less than its coupon barrier, no contingent coupon will be paid on the related coupon payment date. On any coupon payment date prior to the maturity date, beginning approximately one year after issuance, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date and no further amounts will be owed to you. If the notes have not previously been called by the issuer prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any contingent coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. The “final underlying level” for each underlying is the closing level of such underlying on the final valuation date and the “least performing underlying” is the underlying with the lowest underlying return as measured from the trade date to the final valuation date. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment if the notes are not called by the issuer in its sole discretion prior to the maturity date and the final underlying level of the least performing underlying is less than its downside threshold. Your return on the notes is based solely on the performance of the least performing underlying. You will not benefit in any way from the performance of the better performing underlyings. You will therefore be adversely affected if any underlying performs poorly, regardless of the performance of the other underlyings. You will not receive dividends or other distributions paid on any stocks included in the underlyings or participate in any appreciation of any underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier call by the issuer. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features
❑	Contingent Coupon — We will pay you a contingent coupon on each quarterly coupon payment date if, and only if, the closing levels of all the underlyings on the immediately preceding quarterly valuation date are greater than or equal to their respective coupon barriers. Otherwise, no contingent coupon will be paid on that quarterly coupon payment date.

❑	Floating Contingent Coupon Rate — If a contingent coupon is payable on a quarterly coupon payment date, it will be paid at a variable rate equal to 3-month U.S. dollar LIBOR on the immediately preceding coupon determination date plus a spread of 3.95%, subject to the minimum interest rate of 0.00%. If 3-month U.S. dollar LIBOR for any valuation date is negative, you may receive a contingent coupon of less than the spread on the related coupon payment date and if 3-month U.S. dollar LIBOR is sufficiently negative, the contingent coupon rate will be 0.00% and you will receive no contingent coupon on the related contingent coupon payment date. There is uncertainty about the future of 3-month U.S. dollar LIBOR. The amount of any contingent coupon payable on the notes will be calculated using a substitute or successor rate selected by the issuer (or one of its affiliates), which may be subject to adjustment, if 3-month U.S. dollar LIBOR is discontinued. See “Risk Factors” and “Determination of 3-month U.S. dollar LIBOR” in this pricing supplement.

❑	Issuer Callable — Beginning approximately one year after issuance, the issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date and pay you the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date. If the notes are not called, investors may have full downside market exposure to the least performing underlying at maturity.

❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes have not previously been called by the issuer prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any contingent coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Key Dates
Trade date	February 26, 2019
Settlement date	February 28, 2019
Valuation dates[1]	Quarterly, beginning on May 28, 2019
(See page PS-6)
Final valuation date[1]	February 23, 2029
Maturity date	February 28, 2029
[1]	See page PS-4 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the LEAST PERFORMING UNDERLYING. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Floating Rate Trigger Callable Contingent Yield Notes Linked to the Least Performing of the S&P 500® Index, the Nasdaq-100 Index® and MSCI Emerging Markets® Index. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.
Underlyings	Initial Underlying Levels	Coupon Barriers	Downside Thresholds	Contingent Coupon Rate	Reference Rate	Minimum Interest Rate	Spread	CUSIP/ISIN
S&P 500® Index (Ticker: SPX)	2,793.90	-----1,396.950, which is 50% of the applicable initial underlying level	-1,396.950, which is 50% of the applicable initial underlying level	For each coupon payment date, the reference rate plus the spread, subject to the minimum interest rate.	3-month U.S. dollar LIBOR	0.00%	3.95%	17326W886/ US17326W8863
Nasdaq-100® Index (Ticker: NDX)	7,123.216	-----3,561.608, which is 50% of the applicable initial underlying level	3,561.608, which is 50% of the applicable initial underlying level
MSCI Emerging Markets® Index (Ticker: MXEF)	1,064.94	-----532.470, which is 50% of the applicable initial underlying level	532.470, which is 50% of the applicable initial underlying level

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.35	$9.65
Total	$3,642,500.00	$127,487.50	$3,515,012.50

(1) On the date of this pricing supplement, the estimated value of the notes is $9.406 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.35 per note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.65 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $9.65 per note. UBS will receive an underwriting discount of $0.35 for each note it sells in this offering. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a coupon payment date and whether you are repaid the stated principal amount of your notes at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlyings that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for April 7, 2017 on the SEC website):

♦	Product Supplement No. EA-04-06 dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/200245/000095010317003412/dp74981_424b2-coba.htm

♦	Underlying Supplement No. 7 dated July 16, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000095010318008530/dp93384_424b2-us7.htm

♦	Prospectus Supplement and Prospectus each dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/831001/000119312517116348/d370918d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Floating Rate Trigger Callable Contingent Yield Notes Linked to the Least Performing of the S&P 500® Index, the Nasdaq-100 Index® and the MSCI Emerging Markets® Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “The S&P 500® Index” beginning on page PS-17 of this pricing supplement, “The Nasdaq-100 Index®” beginning on page PS-18 of this pricing supplement, “MSCI Emerging Markets® Index “ beginning on page PS-19 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement, “Equity Index Descriptions—The S&P U.S. Indices” beginning on page US-105 of the accompanying underlying supplement, “Equity Index Descriptions— The Nasdaq-100 Index®” beginning on page US-76 of the accompanying underlying supplement and “Equity Index Descriptions— The MSCI Emerging Markets® Index” beginning on page US-57 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦	You understand and accept the risks associated with each of the underlyings.

♦	You believe the closing level of each underlying is likely to be greater than or equal to its respective coupon barrier on the valuation dates, and, if the closing level of any underlying is not, you can tolerate receiving few or no contingent coupon payments over the term of the notes.

♦	You believe the final underlying level of each underlying will be greater than or equal to its downside threshold, and, if the final underlying level of any underlying is below its downside threshold, you can tolerate a loss of all or a substantial portion of your investment.

♦	You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦	You are willing to invest in notes that pay a contingent coupon based on the reference rate and spread stated on the cover page of this pricing supplement and you are willing to invest in notes in which payment of a contingent coupon is contingent on the closing level of each of the underlyings on the immediately preceding valuation date.

♦	You are willing to invest in the notes based on the spread indicated on the cover page of this pricing supplement.

♦	You are willing to accept the individual market risk of each underlying on each quarterly valuation date and on the final valuation date, and you understand that any decline in the level of one underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other underlyings.

♦	You are willing to hold notes that may be called early (beginning approximately one year after issuance) by the issuer in its sole discretion regardless of the closing level of any underlying, and you are otherwise willing to hold such notes to maturity.

♦	You are willing to make an investment whose positive return is limited to the contingent coupon payments, regardless of the potential appreciation of the underlyings, which could be significant.

♦	You are willing to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦	You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦	You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦	You do not understand or are not willing to accept the risks associated with each of the underlyings.

♦	You do not believe the closing level of each underlying is likely to be greater than or equal to its respective coupon barrier on the valuation dates or you cannot tolerate receiving few or no contingent coupon payments over the term of the notes.

♦	You believe the final underlying level of at least one underlying will be less than its downside threshold, exposing you to the full downside performance of the least performing underlying.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦	You are unwilling to invest in notes that pay a contingent coupon based on the reference rate and spread stated on the cover page of this pricing supplement or you are unwilling to invest in notes in which payment of a contingent coupon is contingent on the closing level of each of the undelryings on the immediately preceding valuation date.

♦	You are unwilling to invest in the notes based on the spread indicated on the cover page of this pricing supplement.

♦	You are unwilling to accept the individual market risk of each underlying on each quarterly valuation date and on the final valuation date, or you seek an investment based on the performance of a basket composed of the underlyings.

♦	You are unwilling to hold notes that may be called early (beginning approximately one year after issuance) by the issuer in its sole discretion regardless of the closing level of any underlying, or you are otherwise unable or unwilling to hold such notes to maturity.

♦	You seek an investment that participates in the full appreciation of the underlyings and whose positive return is not limited to the contingent coupon payments.

♦	You are unwilling to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦	You seek an investment for which there will be an active secondary market.

♦	You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦	You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	10 years, unless called earlier
Trade date	February 26, 2019
Settlement date	February 28, 2019
Final valuation date1	February 23, 2029
Maturity date	February 28, 2029
Underlyings	S&P 500® Index (Ticker: SPX) Nasdaq-100 Index® (Ticker: NDX) MSCI Emerging Markets® Index (Ticker: MXEF)
Issuer call feature

Beginning on March 2, 2020, the issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date upon not less than five (5) business days’ notice prior to such coupon payment date. If the notes are not called, investors may have full downside market exposure to the least performing underlying at maturity.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus the contingent coupon due on such coupon payment date, if any.

After the notes are called, no further payments will be made on the notes.

Valuation dates	Quarterly, see “Valuation Dates and Coupon Payment Dates” on page PS-6.
Coupon payment dates	Three (3) business days following each valuation date, except that the coupon payment date for the final valuation date is the maturity date. See “Valuation Dates and Coupon Payment Dates” on page PS-6.
Contingent coupon

If the closing levels of all the underlyings on a quarterly valuation date are greater than or equal to their respective coupon barriers, we will make a contingent coupon payment with respect to that valuation date on the related coupon payment date.

However, if the closing level of any underlying on a quarterly valuation date is less than its coupon barrier, no contingent coupon will be payable on the related coupon payment date.

For each note, each contingent coupon payment, if any, will be an amount equal to (i) (a) the stated principal amount per note multiplied by (b) the relevant contingent coupon rate divided by (ii) 4.

If the reference rate on any coupon determination date is sufficiently negative, the contingent coupon rate will be 0.00% and you will not receive a contingent coupon on the related coupon payment date regardless of the closing levels of the underlyings on the applicable quarterly valuation date.

Contingent coupon payments on the notes are not guaranteed. We will not pay you a contingent coupon on a coupon payment date if the closing level of any underlying on

1 Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

the immediately preceding valuation date is less than its coupon barrier.
Contingent coupon rate	For each coupon payment date, the reference rate on the immediately preceding coupon determination date plus the spread, subject to the minimum interest rate of 0.00%.
Spread	3.95%
Reference rate	3-month U.S. dollar LIBOR. For more information, you should refer to “Determination of 3-month U.S. Dollar LIBOR” in this pricing supplement.
Minimum interest rate	0.00%
Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any contingent coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying, equal to:

$10.00 × (1 + underlying return of the least performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Coupon determination date	With respect to a coupon payment date, the immediately preceding scheduled quarterly valuation date or, if such scheduled quarterly valuation date is not a London business day, the London business day immediately preceding such scheduled quarterly valuation date. Any postponement of a quarterly valuation date will not affect the coupon determination date scheduled to occur on such date.
Least performing underlying	The underlying with the lowest underlying return.
Underlying return	For each underlying, calculated as follows: final underlying level – initial underlying level initial underlying level
Downside threshold	For any underlying, 50.00% of its respective initial underlying level, as specified on the cover of this pricing supplement.
Coupon barrier	For any underlying, 50.00% of its respective initial underlying level, as specified on the cover of this pricing supplement.
Initial underlying level	For any underlying, its closing level on the trade date, as specified on the cover page of this pricing supplement.
Final underlying level	For any underlying, its closing level on the final valuation date.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date	The closing level of each underlying (its respective initial underlying level) is observed, the spread is set and the coupon barrier and downside threshold for each underlying are determined.

Quarterly (callable by the issuer in its sole discretion beginning approximately one year after issuance)

The contingent coupon rate for the related coupon payment date is set on the immediately preceding coupon determination date.

If the closing levels of all the underlyings on the immediately preceding quarterly valuation date are greater than or equal to their respective coupon barriers, we will make a contingent coupon payment on the related coupon payment date. However, if the closing level of any underlying on a quarterly valuation date is less than its coupon barrier, no contingent coupon will be payable on the related coupon payment date.

Beginning approximately one year after issuance, the issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date upon not less than five (5) business days’ notice prior to such coupon payment date.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Maturity date (if not previously called)

If the notes are not called prior to maturity, the final underlying level of each underlying is observed on the final valuation date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any contingent coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying, equal to:

$10.00 × (1 + underlying return of the least
performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Valuation Dates and Coupon Payment Dates

Valuation Dates	Coupon Payment Dates*
May 28, 2019	May 31, 2019**
August 26, 2019	August 29, 2019**
November 26, 2019	December 2, 2019**
February 26, 2020	March 2, 2020
May 26, 2020	May 29, 2020
August 26, 2020	August 31, 2020
November 27, 2020	December 2, 2020
February 26, 2021	March 3, 2021
May 26, 2021	June 1, 2021
August 26, 2021	August 31, 2021
November 26, 2021	December 1, 2021
February 28, 2022	March 3, 2022
May 26, 2022	June 1, 2022
August 26, 2022	August 31, 2022
November 28, 2022	December 1, 2022
February 27, 2023	March 2, 2023
May 26, 2023	June 1, 2023
August 28, 2023	August 31, 2023
November 27, 2023	November 30, 2023
February 26, 2024	February 29, 2024
May 28, 2024	May 31, 2024
August 26, 2024	August 29, 2024
November 26, 2024	December 2, 2024
February 26, 2025	March 3, 2025
May 27, 2025	May 30, 2025
August 26, 2025	August 29, 2025
November 26, 2025	December 2, 2025
February 26, 2026	March 3, 2026
May 26, 2026	May 29, 2026
August 26, 2026	August 31, 2026
November 27, 2026	December 2, 2026
February 26, 2027	March 3, 2027
May 26, 2027	June 1, 2027
August 26, 2027	August 31, 2027
November 26, 2027	December 1, 2027
February 28, 2028	March 2, 2028
May 26, 2028	June 1, 2028
August 28, 2028	August 31, 2028
November 27, 2028	November 30, 2028
February 23, 2029	February 28, 2029

* Each coupon payment date is subject to postponement if the immediately preceding valuation date is postponed.

** The notes are not callable until the fourth coupon payment date, which is March 2, 2020.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying level of the least performing underlying is less than its initial underlying level. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	You will not receive any contingent coupon payment for any quarter in which the closing level of any underlying on the related valuation date is less than its coupon barrier — A contingent coupon payment will be made on a coupon payment date if and only if the closing level of all the underlyings on the immediately preceding quarterly valuation date are greater than or equal to their respective coupon barriers. If the closing level of any underlying on a quarterly valuation date is less than its coupon barrier, you will not receive a contingent coupon payment on the related coupon payment date. If the closing level of any underlying is below its coupon barrier on each quarterly valuation date, you will not receive any contingent coupon payments over the term of the notes.

♦	The contingent coupon rate will vary and will be adversely affected by any decline in the level of 3-month U.S. dollar LIBOR — If a contingent coupon is payable on a quarterly coupon payment date, it will be paid at a variable rate equal to 3-month U.S. dollar LIBOR on the immediately preceding coupon determination date plus a spread, subject to the minimum interest rate. Any decline in 3-month U.S. dollar LIBOR will therefore result in a decline in the contingent coupon (if any) payable on any coupon payment date. If 3-month U.S. dollar LIBOR were to become negative, the contingent coupon (if any) could be payable at a rate that is less than the spread and could be 0.00%. As a result, it is possible that you would not receive any contingent coupon payment on a coupon payment date even if the closing level of each underlying is greater than its coupon barrier on the related valuation date.

♦	The notes are subject to the risks of each of the underlyings and will be negatively affected if any underlying performs poorly, even if the other underlyings perform well — You are subject to risks associated with each of the underlyings. If any underlying performs poorly, you will be negatively affected, even if the other underlyings perform well. The notes are not linked to a basket composed of the underlyings, where the better performance of one could ameliorate the poor performance of the others. Instead, you are subject to the full risks of each individual underlying. Furthermore, the risk that you will not receive the contingent coupon and that you will lose some or all of your initial investment in the notes is greater if you invest in the notes as opposed to notes that are linked to the performance of a single underlying if their terms are otherwise substantially similar.

♦	You will not benefit in any way from the performance of the better performing underlyings — Your return on the notes depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of the better performing underlyings. The notes may underperform a similar investment in all of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of the better performing underlyings would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship between the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that either one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of the better performing underlyings are not relevant to your return on the notes. It is impossible to predict what the relationship between the underlyings will be over the term of the notes. The S&P 500® Index represents large capitalization stocks in the United States, the Nasdaq-100 Index® represents 100 of the largest non-financial companies listed on the Nasdaq Stock Market and the MSCI Emerging Markets® Index measures large- and mid-cap equity market performance across 24 global emerging markets countries. Accordingly, the underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

♦	You may not be adequately compensated for assuming the downside risk of the least performing underlying — The potential contingent coupon payments on the notes are the compensation you receive for assuming the downside risk of the least performing underlying, as well as all the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the least performing underlying, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the least performing underlying.

♦	We may call the notes in our sole discretion, which will limit your ability to receive the contingent coupon payments — Beginning approximately one year after issuance, we may call the notes on any coupon payment date prior to the maturity date upon not less than five (5) business days’ notice. In the event that we call the notes, you will receive the stated principal amount of your notes and any contingent coupon otherwise due on such coupon payment date. Thus, the term of the notes may be limited to as short as approximately one year. If we call the notes prior to maturity, you will not receive any additional contingent coupon payments. It is more likely that we will call the notes in our sole discretion prior to maturity to the extent that the expected coupon payable on the notes is greater than the coupon that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. The greater likelihood of us calling the notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called notes in an another investment that provides a similar yield with a similar level of risk. We are less likely to call the notes prior to maturity when the expected contingent coupon payable on the notes is less than the coupon that would be payable on other comparable instruments issued by us, which includes when the level of any of the underlyings is less than its coupon barrier. Therefore, the notes are more likely to remain outstanding when the expected contingent coupon payable on the notes is less than what would be payable on other comparable instruments and when your risk of not receiving a contingent coupon is relatively higher.

♦	The notes offer downside exposure to the least performing underlying, but no upside exposure to any underlying — You will not participate in any appreciation in the level of the underlyings over the term of the notes. Consequently, your return on the notes will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlyings over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlyings or the stocks included in the underlyings.

♦	The payment at maturity depends on the closing level of the least performing underlying on a single day — If the closing level of the least performing underlying on the final valuation date is less than its downside threshold, you will not receive the full stated principal amount of your notes at maturity, even if the closing level of the least performing underlying is greater than its downside threshold on other dates during the term of the notes.

♦	Investing in the notes is not equivalent to investing in any underlying or the stocks that constitute any underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the stocks that constitute the underlyings. It is important to understand that, for purposes of measuring the performance of the underlyings, the levels used will not reflect the receipt or reinvestment of dividends or distributions on the stocks that constitute any underlying. Dividend or distribution yield on the stocks that constitute the underlyings would be expected to represent a significant portion of the overall return on a direct investment in the stocks that constitute the underlyings, but will not be reflected in the performance of any underlying as measured for purposes of the notes (except to the extent that dividends and distributions reduce the levels of the underlyings).

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that any underlying will fall below its coupon barrier on a valuation date or the least performing underlying will fall below its downside threshold on the final valuation date will depend in part on the volatility of, and correlation between, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the level of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation between the underlyings, the greater the probability that at least one of the underlyings will experience a large decline over the term of the notes and fall below its respective coupon barrier on one, or more, valuation dates and/or below its downside threshold on the final valuation date. The underlyings have historically experienced significant volatility, and as discussed above, the underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that at least one of the underlyings will fall below its coupon barrier on one or more valuation dates, such that you will not receive one or more contingent coupon payments, and that at least one of the underlyings will fall below its downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of, and correlation between, the underlyings as of the trade date. If expectations about the volatility of, and correlation between, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the stocks that constitute the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the contingent coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the level and volatility of the underlyings and a number of other factors, including the price and volatility of the stocks that constitute the underlyings, the correlation between the underlyings, dividend yields on the stocks that constitute the underlyings, interest rates generally, currency exchange rates, the level and volatility of 3-month U.S. dollar LIBOR, interest rates in the market, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier issuer call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The MSCI Emerging Markets® Index is subject to risks associated with emerging markets equity securities — The stocks that constitute the MSCI Emerging Markets® Index have been issued by companies in various emerging markets. Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦	Fluctuations in exchange rates will affect the closing level of the MSCI Emerging Markets® Index — Because the stocks that constitute the MSCI Emerging Markets® Index are traded in foreign currencies and the level of the MSCI Emerging Markets® Index is based on the U.S. dollar value of those stocks, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the stocks included in the MSCI Emerging Markets® Index, the level of the MSCI Emerging Markets® Index will be adversely affected for that reason alone and your return on the notes may be reduced. Of particular importance to potential currency exchange risk are: governmental interventions; existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States. and other countries important to international trade and finance.

♦	Our offering of the notes is not a recommendation of any underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the least performing of the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlyings or in instruments related to the underlyings or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the levels of the underlyings in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing levels of the underlyings and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the levels of the underlyings and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlyings to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlyings or the stocks included in the underlyings and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlyings on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels of the underlyings and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlyings, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred with respect to an underlying;

♦	if a market disruption event occurs on the final valuation date with respect to an underlying, determining whether to postpone the final valuation date;

♦	determining the levels of the underlyings if the levels of the underlyings are not otherwise available or a market disruption event has occurred;

♦	selecting a successor underlying or performing an alternative calculation of the level of an underlying if an underlying is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement); and

♦	determining 3-month U.S. dollar LIBOR in the event of the unavailability or discontinuance of 3-month U.S. dollar LIBOR.

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Uncertainty about the future of LIBOR may adversely affect 3-month U.S. dollar LIBOR and therefore the return on and the value of the notes — On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of LIBOR-based securities, such as the notes. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect 3-month U.S. dollar LIBOR during the term of the notes and your return on the notes and the market for LIBOR-based securities, including the notes.

♦	The reference rate will be determined using alternative methods if 3-month U.S. dollar LIBOR is no longer available on the Reuters designated LIBOR page and will be calculated using a substitute or successor rate selected by us (or one of our affiliates) if 3-month U.S. dollar LIBOR is discontinued — If, during the term of the notes, 3-month U.S. dollar LIBOR is no longer quoted on the Reuters designated LIBOR page described in “Determination of 3-Month U.S. Dollar LIBOR” below, 3-month U.S. dollar LIBOR will be determined using the alternative methods described in “Determination of 3-Month U.S. Dollar LIBOR” below. Any of these alternative methods may result in a reference rate that is lower than or does not otherwise correlate over time with the reference rate that would have been determined if the Reuters designated LIBOR page had remained available. Any of the foregoing may have an adverse effect on your return on the notes and their value.

Additionally, if during the term of the notes the issuer (or its affiliate) determines that 3-month U.S. dollar LIBOR has been discontinued or is permanently no longer being published, it will use a substitute or successor rate that it has determined, in its sole discretion after consulting with any source it deems to be reasonable, to be the industry-accepted substitute or successor rate, or, if there is no such industry-accepted substitute or successor rate, a substitute or successor rate that is most comparable to 3-month U.S. dollar LIBOR.  The issuer (or such affiliate) also will determine, in its sole discretion after consulting with any source it deems to be reasonable, any adjustments to the relevant methodology or definitions for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to 3-month U.S. dollar LIBOR, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.  The issuer’s (or its affiliate’s) interests in making the determinations described above may be adverse to your interests as a holder of the notes and may have an adverse effect on your return on the notes and their value.

♦	You will have no rights against the publisher of 3-month U.S. dollar LIBOR — You will have no rights against the publisher of 3-month U.S. dollar LIBOR even though the reference rate determined on each coupon determination date will depend upon the level of 3-month U.S. dollar LIBOR. The publisher of 3-month U.S. dollar LIBOR is not in any way involved in this offering and has no obligations relating to the notes or the holders of the notes.

♦	Adjustments to any underlying may affect the value of your notes — S&P Dow Jones Indices LLC, as publisher of the S&P 500® Index, The Nasdaq OMX Group, Inc., as publisher of the Nasdaq-100 Index® or MSCI, Inc. as publisher of the MSCI Emerging Markets® Index may add, delete or substitute the stocks that constitute any underlying or make other methodological changes that could affect the level of any underlying. S&P Dow Jones Indices LLC, The Nasdaq OMX Group, Inc. or MSCI, Inc. may discontinue or suspend calculation or publication of any underlying at any time without regard to your interests as holders of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the notes might be materially and adversely affected. Moreover, as described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss recognized by U.S. investors, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. investors should note that persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the notes, we intend to so withhold.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued prior to January 1, 2021 that do not have a “delta” of one, the notes should not be subject to withholding under Section 871(m). However, the IRS could challenge this conclusion.

We will not be required to pay any additional amounts with respect to amounts withheld.

Hypothetical Examples of the Payment upon Issuer Call or at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon an issuer call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes are listed on the cover page of this pricing supplement; amounts may have been rounded for ease of reference):

t	Stated principal amount per note: $10.00

t	Term: Approximately 10 years

t	Hypothetical initial underlying levels:

o	S&P 500® Index: 2,600.00

o	Nasdaq-100 Index®: 6,600.000

o	MSCI Emerging Markets® Index: 1,000.00

t	Hypothetical contingent coupon rate: The applicable reference rate plus the spread subject to the minimum interest rate.

t	Minimum interest rate: 0.00%

t	Contingent coupon: The actual contingent coupon applicable to each coupon payment date will be an amount determined by the calculation agent based on the reference rate determined on the related coupon determination date plus the spread, subject to the minimum interest rate.

t	Valuation dates and coupon payment dates: Quarterly, as set forth on page PS-6 of this pricing supplement

t	Issuer call: Quarterly, callable on any coupon payment date prior to the maturity date beginning approximately one year after issuance

t	Hypothetical coupon barriers and downside thresholds:

o	S&P 500® Index: 1,300.00, which is 50% of its hypothetical initial underlying level

o	Nasdaq-100 Index®: 3,300.000, which is 50% of its hypothetical initial underlying level

o	MSCI Emerging Markets® Index: 500.00, which is 50% of its hypothetical initial underlying level

* The hypothetical initial underlying levels, coupon barriers and downside thresholds do not represent the actual initial underlying levels, coupon barriers and downside thresholds, respectively, applicable to the underlyings. The actual initial underlying levels, coupon barriers and downside thresholds are listed on the cover page of this pricing supplement.

Example 1 — The notes are called on the fourth coupon payment date (the first coupon payment date on which issuer may call the notes).

Date	Index Closing Level			Payment (per note)
	S&P 500® Index	Nasdaq-100 Index®	MSCI Emerging Markets® Index
First valuation date	2,080.00 (at or above coupon barrier)	5,610.000 (at or above coupon barrier)	800.00 (at or above coupon barrier)	Contingent coupon; not callable
Second valuation date	2,200.00 (at or above coupon barrier)	5,400.000 (at or above coupon barrier)	700.00 (at or above coupon barrier)	Contingent coupon; not callable
Third valuation date	1,800.00 (at or above coupon barrier)	5,100.000 (at or above coupon barrier)	460.00 (below coupon barrier)	$0; not callable
Fourth valuation date	2,900.00 (at or above coupon barrier)	5,000.000 (at or above coupon barrier)	750.00 (at or above coupon barrier)	Contingent coupon; notes called
			Total Payments:	$10 plus the contingent coupons applicable to the first, second and fourth valuation dates

Each underlying closes above its respective coupon barrier on the first and second valuation dates, and therefore a contingent coupon is paid on the first and second coupon payment dates. On the third valuation date, the S&P 500® Index and the Nasdaq-100 Index® close at or above their respective coupon barriers but the MSCI Emerging Markets® Index closes below its respective coupon barrier. Therefore, no contingent coupon is paid on the third coupon payment date. The issuer calls the notes on the fourth coupon payment date, which is the first coupon payment date on which the issuer may exercise its call right. On the coupon payment date, the issuer will pay you a total of $10 per note, plus the applicable contingent coupon. You will receive total payments over the term of the notes of $10 plus three contingent coupons based on the relevant contingent coupon rate. No further amount will be owed to you under the notes, and you do not participate in the appreciation of the underlyings.

Example 2 — The notes are NOT called and the final underlying level of the least performing underlying is at or above its respective downside threshold.

Date	Index Closing Level			Payment (per note)
	S&P 500® Index	Nasdaq-100 Index®	MSCI Emerging Markets® Index
First valuation date	2,210.00 (at or above coupon barrier)	5,940.000 (at or above coupon barrier)	900.00 (at or above coupon barrier)	Contingent coupon; not callable
Second and third valuation dates	Various (all at or above coupon barrier)	Various (all at or above coupon barrier)	Various (all below coupon barrier)	$0; not callable
Fourth to thirty-ninth valuation dates	Various (all at or above coupon barrier)	Various (all at or above coupon barrier)	Various (all below coupon barrier)	$0; not called
Final valuation date	2,900.00 (at or above downside threshold)	5,800.000 (at or above downside threshold)*	1,200.00 (at or above downside threshold)
			Total Payments:	$10 plus the contingent coupon applicable to the first valuation date and the final valuation date

* Denotes least performing underlying

In this example, the issuer does not call the notes prior to maturity. Each underlying closes above its respective coupon barrier on the first valuation date, and therefore a contingent coupon is paid on the first coupon payment date. On each of the second to thirty-ninth valuation dates, the S&P 500® Index and the Nasdaq-100 Index® close at or above their respective coupon barriers, but the MSCI Emerging Markets® Index closes below its coupon barrier. Therefore, no contingent coupon is paid on any related coupon payment date. On the final valuation date, each of the S&P 500® Index, the Nasdaq-100 Index® and the MSCI Emerging Markets® Index closes above its downside threshold. Therefore, at maturity, the issuer will pay you a total of $10 per note, reflecting your principal amount plus the applicable contingent coupon. You will receive total payments on the notes of $10 plus two contingent coupons based on the relevant contingent coupon rate.

Example 3 — The notes are NOT called and the final underlying level of the least performing underlying is below its downside threshold.

Date	Index Closing Level			Payment (per note)
	S&P 500® Index	Nasdaq-100 Index®	MSCI Emerging Markets® Index
First valuation date	2,400.00 (at or above coupon barrier)	3,600.000 (at or above coupon barrier)	800.00 (at or above coupon barrier)	Contingent coupon; not callable
Second valuation date	2,300.00 (at or above coupon barrier)	4,000.000 (at or above coupon barrier)	650.00 (at or above coupon barrier)	Contingent coupon; not callable
Third valuation date	2,200.00 (at or above coupon barrier)	3,100.000 (below coupon barrier)	450.00 (below coupon barrier)	$0; not callable
Fourth valuation date	2,000.00 (at or above coupon barrier)	2,750.000 (below coupon barrier)	380.00 (below coupon barrier)	$0; not called
Fifth to thirty-ninth valuation dates	Various (all below coupon barrier)	Various (all below coupon barrier)	Various (all below coupon barrier)	$0; not called
Final valuation date	2,080.00 (at or above downside threshold)	2,640.000 (below downside threshold)*	450.00 (below downside threshold)	$10 + [$10 × -60%] = $10 - $6 = $4 (payment at maturity)
			Total Payments:	$4 plus the contingent coupons applicable to the first and second valuation dates

* Denotes least performing underlying

In this example, the issuer does not call the notes prior to maturity. Each underlying closes above its respective coupon barrier on the first two valuation dates, and, therefore a contingent coupon is paid on each of the first two coupon payment dates. On each of the third and fourth valuation dates, the S&P 500® Index closes at or above its coupon barrier but the Nasdaq-100 Index® and the MSCI Emerging Markets® Index close below their respective coupon barriers on such valuation date. Therefore, no contingent coupon is paid on either related coupon payment date. During each of the fifth to thirty-ninth valuation dates, each of the S&P 500® Index, the Nasdaq-100 Index® and the MSCI Emerging Markets® Index closes below its respective coupon barrier and thus no contingent coupon is paid on any related coupon payment date. On the final valuation date, the S&P 500® Index closes above its coupon barrier and downside threshold, but the Nasdaq-100 Index® and the MSCI Emerging Markets® Index close below their respective coupon barriers and downside thresholds. Therefore, at maturity, investors are exposed to the downside performance of the least performing underlying (which, in this example, is the Nasdaq-100 Index®), and the issuer will pay you $4 per note, which reflects the percentage decrease of the least performing underlying from the trade date to the final valuation date. You will receive total payments on the notes of $4 plus two contingent coupons based on the relevant contingent coupon rate.

The notes differ from ordinary debt securities in that, among other features, the issuer is not necessarily obligated to repay the full amount of your initial investment. If the notes are not called on any coupon payment date, you may lose a significant portion or all of your initial investment. Specifically, if the notes are not called and the final underlying level of any underlying is less than its downside threshold, you will lose 1% of your principal amount for each 1% that the underlying return of the least performing underlying is less than zero. Any payment on the notes, including any contingent coupon, payment upon an issuer call or the payment at maturity, is dependent on our ability to satisfy its obligations when they come due. If we are unable to meet our obligations and Citigroup Inc. is unable to meet its guarantee obligations, you may not receive any amounts due to you under the notes.

The issuer will not pay a quarterly contingent coupon if the closing level of any of the underlyings is below its respective coupon barrier on any valuation date. The issuer will have the right to call the notes early at its discretion. You will lose a significant portion or all of your principal amount at maturity if the notes are not called and the final underlying level of any of the underlyings is below its downside threshold.

Hypothetical Contingent Coupon for a Single Valuation Date

The table below assumes for a hypothetical coupon payment date that the closing level of each underlying is above its respective coupon barrier on the relevant valuation date and that the spread is set at 3.80%. The actual spread is listed on the cover page of this pricing supplement. The table illustrates, for a $10 investment in the notes, the hypothetical contingent coupon related to such coupon payment date. The actual contingent coupon rate applicable to each coupon payment date will be an amount determined based on the reference rate on the applicable coupon determination date. The reference rate could vary greatly over the term of the notes and could decrease, which would limit the amount of any contingent coupon.

Reference Rate on Coupon Determination Date	Spread	Contingent Coupon Rate	Contingent Coupon
5.00%	3.80%	8.80%	$0.220
4.00%	3.80%	7.80%	$0.195
3.00%	3.80%	6.80%	$0.170
2.00%	3.80%	5.80%	$0.145
1.00%	3.80%	4.80%	$0.120
0.00%	3.80%	3.80%	$0.095
-1.00%	3.80%	2.80%	$0.070
-2.00%	3.80%	1.80%	$0.045
-3.00%	3.80%	0.80%	$0.020
-4.00%	3.80%	0.00%	$0.000
-5.00%	3.80%	0.00%	$0.000

The S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

The graph below illustrates the performance of the S&P 500® Index from January 2, 2008 to February 26, 2019. The closing level of the S&P 500® Index on February 26, 2019 was 2,793.90. We obtained the closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

The Nasdaq-100® Index

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on The Nasdaq Stock Market. All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange. The Nasdaq-100 Index® was developed by The Nasdaq Stock Market, Inc. and is calculated, maintained and published by The Nasdaq OMX Group, Inc. The Nasdaq-100 Index® is reported by Bloomberg L.P. under the ticker symbol “NDX.”

“Nasdaq-100 Index®” is a trademark of The Nasdaq OMX Group, Inc. and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Nasdaq-100 Index®—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Nasdaq-100 Index®” in the accompanying underlying supplement for important disclosures regarding the Nasdaq-100 Index®, including information concerning its composition and calculation and certain risks that are associated with an investment linked to the Nasdaq-100 Index®.

The graph below illustrates the performance of the Nasdaq-100 Index® from January 2, 2008 to February 26, 2019. The closing level of the Nasdaq-100 Index® on February 26, 2019 was 7,123.216. We obtained the closing levels of the Nasdaq-100 Index® from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the Nasdaq-100 Index® should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the Nasdaq-100 Index®. We cannot give you assurance that the performance of the Nasdaq-100 Index® will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

The MSCI Emerging Markets ®Index

The MSCI Emerging Markets® Index is a free float-adjusted market capitalization index that is designed to capture large- and mid-cap equity market performance across 24 global emerging markets countries. As of the date of this pricing supplement, the MSCI Emerging Markets® Index consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

Please refer to the section “Equity Index Descriptions—MSCI Indices” in the accompanying underlying supplement for important disclosures regarding the MSCI Emerging Markets® Index.

The graph below illustrates the performance of the MSCI Emerging Markets® Index from January 2, 2008 to February 26, 2019. The closing level of the MSCI Emerging Markets® Index on February 26, 2019 was 1,064.94. We obtained the closing levels of the MSCI Emerging Markets® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the MSCI Emerging Markets® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the MSCI Emerging Markets® Index. We cannot give you assurance that the performance of the MSCI Emerging Markets® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of the S&P 500® Index, the Nasdaq-100® Index and the MSCI Emerging Markets® Index from January 2, 2008 through February 26, 2019, based on the daily closing levels of the underlyings. For comparison purposes, each underlying has been normalized to have a closing level of 100.00 on January 2, 2008 by dividing the closing level of that underlying on each day by the closing level of that underlying on January 2, 2008 and multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing levels of the underlyings during the term of the notes, including on any valuation date. Moreover, any historical correlation between the underlyings is not indicative of the degree of correlation between the underlyings, if any, over the term of the notes.

PAST PERFORMANCE AND CORRELATION BETWEEN THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which two underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period. The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are. Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are. Two underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another. The graph above illustrates the historical performance of each underlying relative to the other over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlyings. However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation between the underlyings that cannot be discerned from the graph. Furthermore, regardless of the degree of correlation between the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past. We cannot predict the relationship between the underlyings over the term of the notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship between the underlyings.”

The lower (or more negative) the correlation between the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its coupon barrier or downside threshold on any quarterly valuation date or the final valuation date, respectively. This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or more of the underlyings might close below its coupon barrier or downside threshold on a quarterly valuation date or the final valuation date, respectively, as all of the underlyings may decrease in value together.

The terms of the notes are set, in part, based on expectations about the correlation between the underlyings as of the trade date. If expectations about the correlation between the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date. The correlation referenced in setting the terms of the notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above. In addition, factors and inputs other than correlation impact how the terms of the notes are set and the performance of the notes.

Determination of 3-month U.S. Dollar LIBOR

3-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. For each coupon determination date, 3-month U.S. dollar LIBOR will equal the rate for 3-month U.S. dollar LIBOR appearing on Reuters screen LIBOR01 at approximately 11:00 a.m. (London time) on such coupon determination date. If Reuters screen LIBOR01 is replaced by another page, or if Reuters is replaced by a successor service, then “Reuters screen LIBOR01” means the replacement page or service selected to display the London interbank offered rates of major banks for U.S. dollars.

If 3-month U.S. dollar LIBOR cannot be determined on any day on which 3-month U.S. dollar LIBOR is required as described above, then the calculation agent will determine 3-month U.S. dollar LIBOR as follows:

•	The calculation agent (after consultation with us) will select four major banks in the London interbank market.

•	The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the relevant date. These quotations shall be for deposits in U.S. dollars for the period of three months, commencing on the relevant date. Offered quotations must be based on a principal amount equal to at least $1,000,000.

(1)	If two or more quotations are provided, 3-month U.S. dollar LIBOR for the relevant date will be the arithmetic average of those quotations.

(2)	If fewer than two quotations are provided, the calculation agent (after consultation with us) will select three major banks in New York City and follow the steps in the two bullet points below.

•	The calculation agent will then determine 3-month U.S. dollar LIBOR for the relevant date as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the relevant date. The rates quoted will be for loans in U.S. dollars for the period of three months, commencing on the relevant date. Rates quoted must be based on a principal amount of at least $1,000,000.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, 3-month U.S. dollar LIBOR for the relevant date will be the same as for the immediately preceding coupon determination date.

Notwithstanding the foregoing, if, on or prior to any coupon determination date, the issuer (or one of its affiliates) determines that 3-month U.S. dollar LIBOR has been discontinued or is permanently no longer being published, the issuer (or such affiliate) will use a substitute or successor rate that it has determined, in its sole discretion after consulting any source it deems to be reasonable, is (a) the industry-accepted substitute or successor rate for 3-month U.S. dollar LIBOR or (b) if there is no such industry-accepted substitute or successor rate, a substitute or successor rate that is most comparable to 3-month U.S. dollar LIBOR.

Upon selection of a substitute or successor rate, the issuer (or such affiliate) may determine, in its sole discretion after consulting any source it deems to be reasonable, the day count, the business day convention, the definition of business day, the relevant date on which the substitute or successor rate is determined for each coupon payment date and any other relevant methodology or definition for calculating such substitute or successor rate, including any adjustment factor it determines is needed to make such substitute or successor rate comparable to 3-month U.S. dollar LIBOR, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

A “business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close.

A “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

3-month U.S. Dollar LIBOR

The following graph sets forth the historical performance of 3-month U.S. dollar LIBOR based on its percentage level from January 1, 2008 through February 26, 2019. 3-month U.S. dollar LIBOR was 2.62888% on February 26, 2019. We obtained the historical information below from Bloomberg, without independent verification. You should not take the historical values of 3-month U.S. dollar LIBOR as an indication of its future performance. No assurance can be given as to the level of 3-month U.S. dollar LIBOR on any coupon determination date. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential consequences of the IRS notice.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the notes are uncertain, persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the notes, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

Moreover, as discussed under “United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders – Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

We will not be required to pay any additional amounts with respect to amounts withheld.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.35 for any note sold in this offering. UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $9.65 per note. UBS proposes to offer the notes to the public at a price of $9.65 per note. UBS will receive an underwriting discount of $0.35 for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the underwriting discount will not be rebated if the notes are called by the issuer prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing levels of the underlyings and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately twelve months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.